EXHIBIT 10.22
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, originally dated as of July 26, 2014, (the “Agreement”), by and between Acxiom Corporation, a Delaware corporation (the “Company”) and Scott E. Howe (the “Executive”), is hereby amended and restated as of February 14, 2018 (the “Restatement Date”).
WHEREAS, the Company desires to continue the employment of the Executive as Chief Executive Officer and President of the Company and the Executive desires to continue to hold such positions under the terms and conditions of this Agreement; and
WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Executive and the Company.
NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:
1.Employment. The Company hereby continues to employ the Executive and the Executive hereby continues to accept employment with the Company upon the terms and subject to the conditions set forth herein.
2.    Term.
(a)    Subject to termination pursuant to Section 9, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the “Term”) will commence on July 26, 2014 (the “Effective Date”) and terminate on July 25, 2017. The Term was most recently extended on July 26, 2017.
(b)    Commencing on July 26, 2017 and on each subsequent anniversary thereof, the Term will be automatically extended for a period of one (1) additional year following the expiration of the applicable Term unless the Company or the Executive elect not to extend the Term by notifying the other party of such non-renewal in writing not later than one hundred and eighty (180) days before any such date (the “Notice of Non-Renewal”).
3.    Position. During the Term, the Executive will serve as Chief Executive Officer and President of the Company, performing duties commensurate with such positions, and will perform such additional duties as the Board of Directors of the Company (the “Board”) will determine. The Executive will report directly to the Board. The Executive agrees to serve, without any additional compensation, as a director of the Company and as a member of the board of directors and/or as an officer of any subsidiary of the Company. If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive will resign as a director of the Company (and as a director and/or officer of any of its subsidiaries), such resignation to be effective no later than the date of termination of the Executive’s employment with the Company.
4.    Duties. During the Term, the Executive will devote his full time and attention during normal business hours to the business and affairs of the Company and its subsidiaries (the “Business”); provided, however, that the Executive will be permitted to devote reasonable periods of time to charitable and community activities, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement. In addition, following notice and with the consent of the Board (not to be unreasonably withheld), Executive shall be permitted to serve on the Boards of Directors (or similar governing bodies) of up to three other for-profit entities, only one of which may have publicly traded securities, provided such services do not materially interfere with Executive’s ability to serve as Chief Executive Officer of the Company. The Company acknowledges and agrees that the Company’s Board of Directors has consented in accordance with this Section 4 to Executive’s service on the Boards of Directors listed on Exhibit A hereto.

5.    Salary and Bonus.
(a)    For purposes of this Agreement, the “Initial Fiscal Year” will mean the period commencing on April 1, 2014 and ending on March 31, 2015. A “Fiscal Year” will mean the Initial Fiscal Year and any other fiscal year of the Company during the Term of the Agreement.
(b)    During the Initial Fiscal Year, the Company will pay the Executive a base salary at an annual rate of $650,000. During the Term of this Agreement, within 90 days following the end of each Fiscal Year, the Board (or the Compensation Committee of the Board (the “Compensation Committee”)) will, in good faith, review the Executive’s annual base salary and may increase (but not decrease) such amount as it may deem advisable (such annual rate of salary, as the same may be increased, the “Base Salary”). The Base Salary will be payable to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices.
(c)    During each Fiscal Year, the Executive will be eligible for a target cash bonus opportunity of 100% of then-current Base Salary and a maximum cash bonus opportunity of 200% of then-current Base Salary. The Executive’s entitlement to such cash bonus, if any, will be determined promptly by the independent members of the Board (or by the Compensation Committee) based on the terms of the executive bonus program then in effect, including the Board’s (or the Compensation Committee’s) good faith determination as to whether predetermined performance targets of the Company have been achieved following a review of the Company’s year-end audited financial statements. All such performance targets will be determined by the independent members of the Board (or by the Compensation Committee) after consulting with Executive. Payments will be made in accordance with the terms of the relevant plan, or, if different, in accordance with the terms of this Agreement.
(d)    Promptly following the date hereof, the Company will reimburse the Executive for reasonable legal expenses up to an amount of $25,000 incurred by him in connection with the drafting and negotiation of this Agreement.
6.    Long-Term Incentive Awards.
(a)    During the Term of this Agreement, within 90 days following the end of each Fiscal Year, the independent members of the Board of Directors (or the Compensation Committee) will in good faith consider the grant of long-term equity incentive awards to the Executive.
(b)    Notwithstanding any provision to the contrary in any equity incentive plan or related award agreement relating to any equity incentive award granted to the Executive, solely with respect to the Executive (i) any definition of competitive business activities (including “any activity which competes with any activity of the Company and/or its subsidiaries and affiliated companies” or acting “in competition with or acting against the interests of the Company”) shall be deemed to be the activities that would result in a violation of Section 12(b) hereof, (ii) the activities that would be deemed to constitute “disclosing or misusing any confidential information or material concerning the Company” shall be deemed to be the activities that would result in a violation of Section 7 of the Acxiom Corporation Associate Agreement; (iii) the activities that would be deemed to constitute “any attempt, directly or indirectly, to solicit the trade or business of any current or prospective customer of the Company” shall be deemed to be the activities that would result in a violation of Section 12(a)(i) hereof, (iv) the activities that would be deemed to constitute “any attempt, directly or indirectly, to induce any associate of the Company to be employed or perform services elsewhere” shall be deemed to be the activities that would result in a violation of Section 12(a)(ii) hereof; and (v) any forfeiture provisions contained therein requiring the payment of proceeds of equity gains to the Company shall refer solely to the amount of after-tax proceeds actually received by the Executive. In determining after-tax proceeds in clause (v) of this Section 6(b), any tax deduction or loss arising from such forfeiture will be taken into account.

(c)    The parties intend that any equity incentive awards contemplated by this Section 6 and the payments and benefits provided thereunder be exempt from or comply with the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. Notwithstanding any other provision of this Agreement or any other plan or agreement to the contrary, all equity incentive awards contemplated by this Section 6 shall be interpreted, operated, and administered in a manner consistent with such intentions.
7.    Vacation, Holidays and Sick Leave; Life Insurance. During the Term, the Executive will be entitled to paid vacation in accordance with the Company’s standard vacation accrual policies for its senior executive officers as may be in effect from time to time; provided, that the Executive will during each Fiscal Year be entitled to at least four (4) weeks of such vacation. During the Term, the Executive will also be entitled to participate in all applicable Company employee benefits plans as may be in effect from time to time for the Company’s senior executive officers.
8.    Business Expenses. The Executive will be reimbursed for all reasonable business expenses incurred by him in connection with his employment following timely submission by the Executive of receipts and other documentation in accordance with the Company’s normal expense reimbursement policies.
9.    Termination of Employment. The Executive’s employment by the Company pursuant to this Agreement will not be terminated before the end of the Term hereof, except as set forth in this Section 9.
(a)    By Mutual Consent. The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.
(b)    Death. The Executive’s employment pursuant to this Agreement will be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs will receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 9(j) hereof), (ii) any other unpaid benefits (including death benefits) to which they are entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination, (iii) in the event the Date of Termination occurs after the completion of any Fiscal Year, but prior to the date any cash bonus related to such Fiscal Year has been determined or paid to the Executive, the amount of any cash bonus related to such Fiscal Year ending before the Date of Termination that the Executive would have otherwise been entitled to had Executive not terminated, and (iv) the amount of any target cash bonus for the Fiscal Year in which the Date of Termination occurs, pro-rated based on the portion of the applicable Fiscal Year that the Executive worked for the Company. The amounts referred to in clauses (i) through (iii) above will be paid to the Executive when the same would have been paid to the Executive (whether or not the Term will have expired during such period), and the amount referred to in clause (iv) will be paid to the Executive within sixty (60) days following the Date of Termination.
(c)    Disability. The Executive’s employment pursuant to this Agreement may be terminated by delivery of written notice to the Executive by the Company (a “Notice of Termination”) in the event that the Executive is unable to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a Disability that has lasted (or can reasonably be expected to last) for a period of ninety (90) consecutive days, or for a total of ninety (90) days or more in any consecutive one hundred and eighty (180) day period. “Disability” means a physical or mental impairment of Executive as certified in a written statement from a licensed physician selected or approved in good faith by the Board (or any committee of the Board comprised solely of independent directors). If the Executive’s employment is terminated pursuant to this Section 9(c), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) any other unpaid benefits (including disability benefits) to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination, (iii) in the event the Date of Termination occurs after the completion of any Fiscal Year, but prior to the date any cash bonus related to such Fiscal Year has been determined or paid to the Executive, the amount of any cash bonus related to such Fiscal Year ending before the Date of Termination that the Executive would have otherwise been entitled to had Executive not terminated, and (iv) the amount of any target cash bonus for the Fiscal Year in which the Date of Termination occurs, pro-rated based on the portion of the applicable Fiscal Year that the Executive worked for the Company. The amounts referred to in clauses (i) through (iii) above will be paid to the Executive when the same would have been paid to the Executive (whether or not the Term will have expired during such period), and the amount referred to in clause (iv) will be paid to the Executive within sixty (60) days following the Date of Termination.
(d)    By the Company for Cause. The Executive’s employment pursuant to this Agreement may be terminated by delivery of a Notice of Termination upon the occurrence of any of the following events (each of which will constitute “Cause” for termination): (i) the willful failure by the Executive to substantially perform his duties or follow the reasonable and lawful instructions of the Board; provided, that the Executive will be allowed to cure such failure within thirty (30) days of delivery to the Executive by the Company of written demand for performance, which such written demand will specifically identify the manner in which the Company believes he has not substantially performed his duties; (ii) the engaging by the Executive in intentional misconduct, or the Executive’s gross negligence, that is materially injurious to the Company, monetarily or otherwise; (iii) the conviction of, or pleading guilty or nolo contendere to, any felony; or (iv) the Executive’s material breach of the provisions of this Agreement (including, but not limited to, Section 12) or of any material employment policy of the Company, which, if curable, is not cured within thirty (30) days of delivery to the Executive by the Company of written notice thereof, which such notice shall specify in reasonable detail the manner in which the Company believes the Executive has breached this Agreement. If the Executive’s employment is terminated pursuant to this Section 9(d), the Executive will be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination and no more.
(e)    By the Company Without Cause. The Executive’s employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination. If the Executive’s employment is terminated pursuant to this Section 9(e), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) in the event the Date of Termination occurs after the completion of any Fiscal Year, but prior to the date any cash bonus related to such Fiscal Year has been determined or paid to the Executive, the amount of any cash bonus related to such Fiscal Year ending before the Date of Termination that the Executive would have otherwise been entitled to had Executive not terminated, (iii) a bonus payment based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of the Fiscal Year that the Executive worked for the Company, and payable on the date when such bonus otherwise would have been paid absent termination of employment, (iv) an amount equal to two hundred percent (200%) of the sum of (A) the Executive’s Base Salary at the then-current rate of Base Salary plus (B) his average annual cash bonus for the two Fiscal Years preceding the Fiscal Year or termination, and (v) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i), (ii) and (iv) above will be paid to the Executive immediately following the expiration of the Severance Delay Period, in accordance with the Company’s normal payroll policies and procedures. Additionally, if the Executive’s employment is terminated pursuant to this Section 9(e), notwithstanding anything contained in any equity plan or grant documents, the Executive shall also receive solely with respect to Performance Units: (i) the number of Performance Units, if any, that were earned during a completed performance period but remain unvested, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Date of Termination and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture, payment for which shall be processed immediately following the expiration of the Severance Delay Period; and (ii) the number of Performance Units, if any, for performance periods that are ongoing as of the Date of Termination and for which at least one year of the performance period has elapsed as of the Date of Termination, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Date of Termination and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture, with the settlement of such performance units to occur after the completion of the applicable performance period based upon the Company’s actual performance as determined following the completion of the applicable performance periods in accordance with the terms of the Performance Unit grant documents and with payment to be made as soon as administratively practicable after the end of the performance period stated in the applicable grant documents and at the time the Executive would have received payment had the Executive remained employed. “Performance Unit” shall mean any equity incentive awards (including, for the avoidance of doubt, performance stock appreciation rights) granted by the Company to the Executive that are earned based upon achievement of performance measures during a performance period as defined by the accompanying grant documents. As a condition to receiving such payments, the Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit B prior to the expiration of the Severance Delay Period. “Severance Delay Period” shall mean the period beginning on the Date of Termination and ending on the thirtieth day thereafter. Notwithstanding the foregoing, in the event that the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) occurs in connection with an exit incentive program or other employment termination program offered to a group or class of employees, as defined under the Older Worker Benefit Protection Act, 29 U.S.C. Section 626, the Severance Delay Period shall mean the period beginning on the Date of Termination and ending on the sixtieth day thereafter.
(f)    By the Executive for Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation (“Notice of Resignation”) delivered to the Company within thirty (30) days of the occurrence of any of the following (each of which will constitute “Good Reason” for resignation): (1) a material reduction by the Company in the Executive’s title or position, or a material reduction by the Company in the Executive’s authority, duties or responsibilities (including, without limitation, Executive no longer serving on the Company’s board of directors or if he is not the Chief Executive Officer of the Company’s ultimate parent entity following a Change in Control), or the assignment by the Company to the Executive of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities, however, for the avoidance of doubt, a change only in the size of the company without the occurrence of any other changes in this Section 9(f) shall not constitute Good Reason; (2) a reduction in Base Salary; or (3) any material breach of this Agreement by the Company (collectively, a “Good Reason Event”); provided, that, if any Good Reason Event is curable, the Company will be allowed to cure such Good Reason Event within thirty (30) days of delivery to the Company by the Executive of his Notice of Resignation, which such Notice of Resignation will specifically identify the Good Reason Event which the Executive believes has occurred. For avoidance of doubt, “Good Reason” will exclude the death or Disability of the Executive. If the Company fails to cure the Good Reason Event within the thirty (30) day cure period, then the Executive must terminate employment within thirty (30) days thereafter. If the Executive does not terminate employment during such thirty (30) day period, then the Executive will be deemed to have waived his right to terminate employment based upon such Good Reason Event and will not receive any payments under this Section 9(f). If the Executive resigns for Good Reason pursuant to this Section 9(f), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) in the event the Date of Termination occurs after the completion of any Fiscal Year, but prior to the date any cash bonus related to such Fiscal Year has been determined or paid to the Executive, the amount of any cash bonus related to such Fiscal Year ending before the Date of Termination that the Executive would have otherwise been entitled to had Executive not terminated, (iii) a bonus payment based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of the Fiscal Year that the Executive worked for the Company, and payable on the date when such bonus otherwise would have been paid absent termination of employment, (iv) an amount equal to two hundred percent (200%) of the sum of (A) the Executive’s Base Salary at the then-current rate of Base Salary plus (B) his average annual cash bonus for the two Fiscal Years preceding the Fiscal Year or termination, and (v) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the

Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i), (ii) and (iv) above will be paid to the Executive immediately following the expiration of the Severance Delay Period in accordance with the Company’s normal payroll policies and procedures. Additionally, if the Executive resigns for Good Reason pursuant to this Section 9(f), notwithstanding anything contained in any equity plan or grant documents, the Executive shall also receive solely with respect to Performance Units: (x) the number of Performance Units, if any, that were earned during a completed performance period but remain unvested, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Date of Termination and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture, payment for which shall be processed immediately following the expiration of the Severance Delay Period; and (y) the number of Performance Units, if any, for performance periods that are ongoing as of the Date of Termination and for which at least one year of the performance period has elapsed as of the Date of Termination, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Date of Termination and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture, with the settlement of such performance units to occur after the completion of the applicable performance period based upon the Company’s actual performance as determined following the completion of the applicable performance periods in accordance with the terms of the Performance Unit grant documents and with payment to be made as soon as administratively practicable after the end of the performance period stated in the applicable grant documents and at the time the Executive would have received payment had the Executive remained employed. As a condition to receiving such payments, the Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit B prior to the expiration of the Severance Delay Period. Notwithstanding the foregoing, in the event that the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) occurs in connection with an exit incentive program or other employment termination program offered to a group or class of employees, as defined under the Older Worker Benefit Protection Act, 29 U.S.C. Section 626, the Severance Delay Period shall mean the period beginning on the Date of Termination and ending on the sixtieth day thereafter.
(g)    Non-Renewal by the Company. The Executive’s employment may be involuntarily terminated at the end of the Term by the Company by delivery of a Notice of Non-Renewal consistent with the provisions of Sections 2(b) and 18. If the Executive’s employment is involuntarily terminated as described in the preceding sentence, this shall be treated as a termination by the Company without Cause, and the provisions of Section 9(e) shall apply.
(h)    By the Executive Without Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company. If the Executive’s employment is terminated pursuant to this Section 9(h), the Executive will receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, in the event the Date of Termination occurs after the completion of any Fiscal Year, but prior to the date any cash bonus related to such Fiscal Year has been determined or paid to the Executive, the amount of any cash bonus related to such Fiscal Year ending before the Date of Termination that the Executive would have otherwise been entitled to had Executive not terminated) and no more.
(i)    Following a Change in Control.
(i)    If within twenty-four (24) months following a Change in Control, the Executive is (x) terminated without Cause by delivery of a Notice of Termination, or (y) resigns for Good Reason (as defined and qualified in Section 9(f) above) by delivery of a Notice of Resignation, then the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) in the event the Date of Termination occurs after the completion of any Fiscal Year, but prior to the date any cash bonus related to such Fiscal Year has been determined or paid to the Executive, the amount of any cash bonus related to such Fiscal Year ending before the Date of Termination that the Executive would have otherwise been entitled to had Executive not terminated, (iii) a bonus payment based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of the Fiscal Year that the Executive worked for the Company, and payable on the date when such bonus otherwise would have been paid absent termination of employment, (iv) an amount equal to three hundred percent (3000/) of the sum of (A) Executive’s Base Salary at the then-current rate of Base Salary plus (B) his average annual cash bonus for the two Fiscal Years preceding the Fiscal Year or termination, (v) notwithstanding anything to the contrary in any equity incentive plan or agreement or the related award agreements, all options, restricted stock awards, restricted stock unit awards and any other equity awards (including Assumed Eligible PSUs (defined below), but excluding any other Performance Units, if applicable), which are then outstanding, to the extent not then vested, shall vest, and (vi) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i) through (vi) above will collectively be referred to as the “Change in Control Severance Amount.” The Change in Control Severance Amounts described in clauses (i), (ii) and (iv) will be paid to the Executive in a lump sum immediately following the expiration of the Severance Delay Period. The Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit B prior to the expiration of the Severance Delay Period. Payments pursuant to this Section 9(i) will be made in lieu of, and not in addition to, any payment pursuant to any other paragraph of this Section 9.
(ii)    Unless provided otherwise in the applicable grant documents underlying the Performance Units, upon the consummation of a Change in Control (such date, the “Change in Control Date”), the applicable performance period (as set forth in the applicable grant documents) will be truncated, and a number of Performance Units will become eligible to vest (the “Eligible PSUs”) based on the degree of achievement of performance objectives (as set forth in the applicable grant documents) as of the Change in Control Date. Eligible PSUs will be treated as unvested restricted stock units, and if assumed or substituted for by the acquiring or surviving entity (or an affiliate of such entity) in accordance with the terms of the definitive agreements relating to the Change in Control (the “Definitive Agreements”), will convert into restricted stock units (or other compensatory arrangements) of equal value to be settled in cash or shares (determined in accordance with the Definitive Agreements) by the acquiring or surviving entity (or an affiliate of such entity), as applicable (the “Assumed Eligible PSUs”). In the event the Executive remains employed with the acquiring or surviving entity (or an affiliate of such entity), as applicable, through the end of the applicable performance period (such date, the “Performance Period End Date”), the Assumed Eligible PSUs will become fully vested and will be settled within thirty (30) days of the Performance Period End Date. Subject to the vesting acceleration set forth in Section 9(i)(i), in the event the Executive’s employment terminates for any reason other than Death or Disability before the Performance Period End Date, the Executive’s Assumed Eligible Performance Units will be immediately forfeited. If within twenty-four (24) months following a Change in Control, the Executive’s employment terminates by reason of death or Disability, the Assumed Eligible PSUs which are then outstanding, to the extent not then vested, shall vest immediately.
(iii)    In the event Executive is terminated without Cause, or resigns for Good Reason, following the public announcement of a Board-approved agreement to effect a Change in Control but prior to the consummation of such Change in Control, then in addition to those payments made pursuant to Sections 9(e) or (f), as applicable, Executive shall be entitled to certain additional payments pursuant to this Section 9(i)(iii) in the event such publicly announced Change in Control is consummated (or if such publicly announced Change in Control is terminated by the Board to accept a superior proposal, if such superior proposal constituting a Change in Control is consummated). In such case, (i) the Executive shall be entitled to receive an amount equal to one hundred percent 100% of the sum of (A) the Executive’s Base Salary at the rate of Base Salary in effect on the Executive’s Date of Termination plus (B) his average annual cash bonus for the two Fiscal Years preceding the Fiscal Year or termination; (ii) with respect to any unvested equity awards (other than Performance Units) that Executive forfeited upon his termination of employment (without receiving payment therefor) but that would have vested on or prior to Executive’s termination with Good Reason following a Change in Control had Executive remained employed with the Company until the Change in Control (such equity, “Unvested Equity”), Executive shall be entitled to receive a payment in an amount equal to the value of such Unvested Equity, calculated with reference to the value of the Company’s common stock implied by the Change in Control price of such stock; and (iii) with respect to any Performance Units held by Executive at the Date of Termination (and not previously forfeited), a payment in an amount equal to the difference between the amount that would have been paid on account of such Performance Units pursuant to Section 9(i)(ii) had Executive remained employed with the Company until the date of a Change in Control and the amount that has actually been paid on account of such Performance Units as of the date of the Change in Control pursuant to Section 9(e) or 9(f), as applicable. The additional payments set forth in subsections (i) to (iii) of this Section 9(i)(iii) shall be paid in a lump sum on the later of (x) the expiration of the original Severance Delay Period applicable to Executive’s actual termination, or (y) contemporaneously with the closing of the Change in Control (or as soon as administratively practicable thereafter). For the avoidance of doubt, a payment shall be made under this Section 9(i)(ii) only as a result of a Change in Control described in Section 9(k)(iii) and shall not include a “Non-Qualifying Transaction.”
(j)    Date of Termination. The Executive’s Date of Termination will be (i) if the Executive’s employment is terminated pursuant to Section 9(b), the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 9(c), Section 9(d) or Section 9(e), the date on which a Notice of Termination is given, (iii) if the Executive’s employment is terminated pursuant to Section 9(f), the later of the date specified in the Notice of Resignation or the date on which Executive actually terminates employment following the expiration of the cure period set forth in Section 9(f), or such earlier date as the Company shall determine, (iv) if the Executive’s employment is terminated pursuant to Section 9(g), the date that is the last day of the then-current Term, (v) if the Executive’s employment is terminated pursuant to Section 9(h), the date specified in the Notice of Resignation or such earlier date as the Company shall determine (provided that the Executive will deliver such Notice of Resignation to the Company not less than thirty (30) days before the Date of Termination specified therein) and (vi) if the Executive’s employment is terminated pursuant to Section 9(i), the date specified in the Notice of Termination or the Notice of Resignation, as applicable, or such earlier date as the Company shall determine.
(k)    For the purposes of this Agreement, a “Change in Control” will mean any of the following events:
(i)    An acquisition of any securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”) by any “person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in a “Non-Control Acquisition” (as hereinafter defined) will not constitute an acquisition that would cause a Change in Control. A “Non-Control Acquisition” will mean (i) an acquisition by an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) any acquisition by or directly from the Company or any Subsidiary, or (iii) an acquisition pursuant to a Non-Qualifying Transaction (as defined in Section 9(k)(iii) below);
(ii)    The individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such board, provided, that, any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the

Board of Directors (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, will be deemed an Incumbent Director; or
(iii)    Consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition:
(A)    The stockholders of the Company immediately before such Reorganization, Sale or Acquisition, beneficially own, directly or indirectly, immediately following such Reorganization, Sale or Acquisition, more than fifty percent (500/0) of the combined voting power of the outstanding Voting Securities of the Company resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Reorganization, Sale or Acquisition;
(B)    The individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such Reorganization, Sale or Acquisition constitute at least a majority of the members of the board of directors of the Surviving Corporation; and
(C)    No person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any person who, immediately before such Reorganization, Sale or Acquisition, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities), has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities;
Any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in subparts (A), (B) and (C) of this Section 9(k) above will be deemed to be a “Non-Qualifying Transaction.”
Notwithstanding the foregoing, a “Change in Control” will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person.
(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon or following the occurrence of a Change in Control and (ii) such payment is treated as “deferred compensation” for purposes of Section 409A of the Code, a Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.
(l)    Delay of Payment Required by Section 409A of the Code. It is intended that (i) each payment or installment of payments provided under this Agreement will be a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) that the payments will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two-year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if (i) on the date the Executive’s employment with the Company terminates or at such other time that is relevant under Section 409A of the Code, the Company determines that the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) the Company determines that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section 9(l) will be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if earlier, the date of the Executive’s death and any remaining payments required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement.
(m)    Notwithstanding anything to the contrary in any equity incentive plan or agreement or the related award agreements, all options, restricted stock awards, restricted stock unit awards and any other equity awards, including Performance Units, shall be subject to the benefit of any otherwise applicable provisions of such award agreements or equity plan administration guidelines or policies as may be adopted from time to time, including provision for accelerated vesting or the extension of option exercise periods in connection with termination of employment and/or change in control, to the extent such provisions, guidelines or policies would provide any additional or greater benefit to the Executive than available to the Executive hereunder.
10.    Representations.
(a)    The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.
(b)    The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.
11.    Assignment; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees arid legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.
12.    Confidentiality; Non-Solicitation; Non-Competition.
(a)    Non-Solicitation.
(i)    The Executive specifically acknowledges that the Confidential Information described in this Section 12 includes confidential data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers, and to develop proposals which are specifically designed to meet the requirements of such customers. Therefore, the Executive agrees that during the Term of this Agreement, and for a period of one

(1) year after the Date of Termination, he will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any customers or targeted potential customers with whom he had contact before the Date of Termination to take any action which could reasonably be expected to adversely affect the Company.
(ii)    The Executive specifically acknowledges that the Confidential Information described in this Section 12 also includes confidential data pertaining to current and prospective employees and agents of the Company, and the Executive further agrees that during the Term of this Agreement, and for a period of one (1) year after the Date of Termination, the Executive will not directly or indirectly solicit, induce or attempt to induce, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee of the Company or solicit any of the Company’s employees, consultants or agents to terminate their employment or agency with the Company or take any other actions which would otherwise cause the Company’s employees, consultants or agents to violate any Company policy, program or plan.
(iii)    The Executive specifically acknowledges that the Confidential Information described in this Section 12 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and the Executive agrees that during the Term of this Agreement, and for a period of one (1) year after the Date of Termination, the Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any vendor or supplier of the Company for the purpose of terminating or changing (in an adverse manner) such vendor’s or supplier’s relationship or agency with the Company.
(iv)    For purposes of this Section 12(a), references to the Company mean the Company or any existing or future subsidiary of the Company and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.
(b)    Non-Competition. The Executive covenants and agrees that during the Term of this Agreement, and for a period of one (1) year after the Date of Termination, he will not engage in or carry on, directly or indirectly, as an individual, principal, owner, employee, agent, associate, consultant, director or in any other capacity, a business competitive with that conducted by the Company at the Date of Termination (including any businesses in active development by the Company as of the Date of Termination). To “engage in or carry on” will mean to have ownership in such business (excluding ownership of up to $250,000 of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, technology strategy, sales, marketing, product planning, research, design or development.
(c)    The parties intend that each of the covenants contained in this Section 12 will be construed as a series of separate covenants, one for each state of the United States, each county of each state of the United States, and each foreign jurisdiction in which the Company does business or is preparing to do business. Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in the preceding subsections of this Section 12. If, in any judicial proceeding, a court will refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 12 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant is ever deemed to exceed that which is permitted by applicable law, then such provisions will be reformed to the maximum time, geographic limitations or scope, as the case may be, permitted by applicable law. The unenforceability of any covenant in this Section 12 will not preclude the enforcement of any other of said covenants or provisions of any other obligation of the Executive or the Company hereunder, and the existence of any claim or cause of action by the Executive or the Company against the other, whether predicated on the Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.

13.    Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of his work for the Company or its clients, including with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code, To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 13, the references to the Company mean the Company or any existing or future subsidiary of the Company and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.
14.    Company Remedies. The Executive acknowledges and agrees that the restrictions and covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that the services to be rendered by him hereunder are of a special, unique and extraordinary character. To that end, in the event of any breach by the Executive of Section 12 or Section 13 hereof, the Executive agrees that the Company would be entitled to injunctive relief, which entails that (i) it would be difficult to replace the Executive’s services; (ii) the Company would suffer irreparable harm that would not be adequately compensated by monetary damages and (iii) the remedy at law for any breach of any of the provisions of Section 12 or Section 13 may be inadequate. The Executive further acknowledges that legal counsel of his choosing has reviewed this Agreement, that the Executive has consulted with such counsel, and that he agrees to the terms herein without reservation. Accordingly, the Executive specifically agrees that the Company will be entitled, in addition to any remedy at law or in equity, and to the extent consistent with Section 409A of the Code, to (i) retain any and all payments not yet paid to him under this Agreement in the event of any material breach by him of his covenants under Sections 12 and 13 hereunder, (ii) in the event of such material breach, seek monetary damages and (iii) obtain preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of Section 12 or Section 13 of this Agreement. This provision with respect to injunctive relief will not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.
15.    Parachute Payments. Any provision of the Agreement to the contrary notwithstanding, if any payments or benefits the Executive would receive from the Company pursuant to the Agreement or otherwise (collectively, the “Payments”) would, either separately or in the aggregate, (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be equal to the Reduced Amount (defined below), The “Reduced Amount” will be either (1) an amount equal to the largest portion of the Payments that would result in no portion of any of the Payments (after reduction) being subject to the Excise Tax or (2) the entire amount of the Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments. If a reduction in the Payments is to be made so that the amount of the Payments equals the Reduced Amount, (x) the Payments will be paid only to the extent permitted under the Reduced Amount alternative, and the Executive will have no rights to additional payments and/or benefits constituting the Payments, and (y) reduction in payments and/or benefits will occur in the following order and in a manner intended to comply with Section 409A of the Code (as determined by the Company): (1) reduction or elimination of cash severance benefits that are subject to Section 409A of the Code; (2) reduction or elimination of cash severance benefits that are not subject to Section 409A of the

Code; (3) cancellation or elimination of accelerated vesting of equity awards (other than stock options); (4) cancellation of accelerated vesting of stock options; (5) reduction or elimination of any remaining Payments that are subject to Section 409A of the Code; and (6) reduction or elimination of any remaining Payments that are not subject to Section 409A of the Code. In the event that acceleration of vesting of equity award compensation is to be reduced or eliminated, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. In no event will the Company or any stockholder be liable to the Executive for any amounts not paid as a result of the operation of this Section 15. All computations and determinations called for by this Section 15 shall be made by tax counsel or a nationally recognized accounting firm appointed by the Company (the “Tax Advisor”). If the Tax Advisor so engaged by the Company is serving as accountant or auditor for the acquirer, the Company will appoint another Tax Advisor to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by the Tax Advisor required to be made hereunder. The Tax Advisor engaged to make the determinations hereunder will provide its preliminary calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) days before the consummation of the Change in Control (if requested at that time by the Company or the Executive) or such other reasonable time as requested by the Company or the Executive. No portion of the Payments shall be taken into account which in the opinion of the Tax Advisor does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A). The Executive shall have the right to review and submit such calculation and supporting documentation to his own tax consultant for review. If the Executive’s tax consultant disagrees with such calculations and such objection is submitted to the Tax Advisor in writing in reasonable detail within five (5) business days of the provision of the preliminary calculation, the Tax Advisor shall be obligated to consider any issues raised by the Executive’s tax consultant in good faith before making any final determination hereunder. Any good faith determinations of the Tax Advisor made hereunder will be final, binding and conclusive upon the Company and the Executive.
16.    Entire Agreement. This Agreement, as amended and restated herein, and the equity incentive plans and agreements referenced herein contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including the employment agreement between the parties effective July 26, 2011. To the extent that any term or provision of any other document or agreement executed by the Executive with or for the Company during the Term of this Agreement, including, without limitation, Sections 4, 8, 9, 10 and 12 of the Acxiom Corporation Associate Agreement, conflicts or is inconsistent with this Agreement, the terms and conditions of this Agreement shall prevail and supersede such inconsistent or conflicting term or provision, except to the extent, if any, expressly provided otherwise in such other document or agreement with specific reference to this Agreement (it being understood that the Executive’s obligations under Sections 4, 9, and 10 of the Acxiom Corporation Associate Agreement are superseded in whole by the Executive’s obligations under this Agreement). The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that the Executive has been represented by counsel selected by the Executive.
17.    Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition Or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
18.    Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing. Any notice to be given hereunder other than to the Company may also be sent by email, provided that if the copies of such notices required hereunder are sent by email, notices to such persons shall be also be delivered personally or by mail as set forth herein:

To the Executive at:    Scott E. Howe
740 Jacaranda Circle
Hillsborough, CA 94010
Phone: (206) 618-5819
E-mail: scotthowe@live.com
With a copy to:    David McShea
Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, WA 98101-3099
Phone: (206) 359-8000
Email: DMcShea@perkinscoie.com
To the Company at:    Acxiom Corporation
301 Main Street
Little Rock, AR 72201
Attention: Senior Vice President — Legal
With a copy to:        Brian W. Berglund
Bryan Cave LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203-4541
Phone: (303) 866-00264
Email: bwberglund@bryancave.com
Any notice delivered personally or by courier under this Section 18 will be deemed given on the date delivered and any notice sent by email, or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date transmitted by email, or five days after postmarked if sent by U.S. mail.
19.    Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.
20.    Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Delaware, without regard to its conflict of laws principles.
21.    Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Delaware. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.
22.    Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
23.    Withholding. All payments to the Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.
24.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

25.    409A.
(a)    Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”
(b)    Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.
(c)    For the avoidance of doubt, any payment due under this Agreement within a period following the Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.
(d)    It is intended that the Agreement, to the extent practicable, comply and be interpreted in accordance with Section 409A of the Code, and the Company shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the benefits payable hereunder without the express written consent of the Executive.
(e)    To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit, all in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.
(f)    By accepting this Agreement, the Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to the Executive hereunder. Further, by the acceptance of this Agreement, the Executive acknowledges that (i) the Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to the Executive hereunder, (ii) the Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Section 409A of the Code that my occur in connection with this Agreement.
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EXHIBIT A
Current Boards of Directors
Blue Nile
Health123

A-1

IN WITNESS WHEREOF, the patties hereto have executed this Amended and Restated Employment Agreement effective as of the Restatement Date set forth above.
ACXIOM CORPORATION
By:     /s/ Jerry C. Jones
Name: Jerry C. Jones
Title: Executive Vice President

EXECUTIVE
/s/ Scott E. Howe
Scott E. Howe

EXHIBIT B
Form of General Release
This Release (this “Release”), dated as of ________, is made by and among Scott E. Howe (the “Executive”) and Acxiom Corporation and all of its subsidiaries (collectively, the “Company”).
WHEREAS, the parties hereto entered into that certain Employment Agreement dated as of ________, 2011 (the “Agreement”);
WHEREAS, the Executive’s employment with the Company has been terminated in a manner described in Section _____ of the Agreement;
WHEREAS, pursuant to Section _____ of the Agreement, it is a condition precedent to the Company’s obligation to make the payments under Section _____, that the Executive executes and delivers this Release.
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Executive Release. The Executive, ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL AND ANY OTHER PERSON CLAIMING BY, THROUGH OR UNDER THE EXECUTIVE (TOGETHER, THE “EXECUTIVE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective predecessors, successors and assigns and its respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (but excluding fraudulent inducement into signing this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Section 409A of the Internal Revenue Code or 1986, as amended (the “Code”) or any other applicable provisions of the Code, Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to the Executive’s employment by the Company or his services as an officer or employee of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survive termination of employment or by their terms are required to be or only capable of being performed following the Date of Termination under the Agreement, (ii) under the Company’s benefit plans and agreements that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, (iii) in respect of the Executive’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or insurance policies, or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries [in effect as of the date hereof or as provided by law] or [(iv) insert at the time of termination a description of any other agreements with the Company that expressly survive the Executive’s termination]. The Executive, ON BEHALF OF HIMSELF AND THE EXECUTIVE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.
2.    Non-Disparagement. The Executive agrees that, for a period of one (1) year following the date hereof, the Executive shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of the Company or any of its subsidiaries or any of their respective directors or senior officers; provided, however, that this Section 2 shall apply to the Executive only for so long as the Company, its subsidiaries and their respective directors and senior officers refrain from making any such communication which disparages or is derogatory of the Executive.
3.    Acknowledgement of Waiver of Claims under ADEA. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given seven (7) days following the execution of this Release to revoke this Release.
4.    Acknowledgment. The parties hereto acknowledge that they understand the terms of this Release and that they have executed this Release knowingly and voluntarily. The Executive acknowledges that, in consideration for the covenants and releases contained herein, he will receive the payments as described in Section ____ of the Agreement, and that he would not receive such payment without the execution of this Release.
5.    Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.
6.    Specific Performance. If a court of competent jurisdiction determines that the Executive has breached or failed to perform any part of this Release, the Executive agrees that the Company will be entitled to seek injunctive relief to enforce this Release.
7.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.
8.    Jurisdiction and Venue. This Release will be deemed performable by all parties in, and venue will exclusively be in the state and federal courts located in, the State of Delaware. The Executive hereby consents to the personal jurisdiction of these courts and waives any objection that such venue in objectionable or improper.
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IN WITNESS WHEREOF, the Executive has hereunto set his hands, as of the day and year first above written.

Scott E. Howe, individually